EXHIBIT 10.57

RENEWAL REVOLVING PROMISSORY NOTE

$15,000,000	June 26, 2003

SRI/SURGICAL EXPRESS, INC.

12425 Race Track Road

Tampa, FL 33626

(Individually and collectively, “Borrower”)

SOUTHTRUST BANK

420 North 20th Street

Birmingham, AL 35203

(“Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of up to Fifteen Million and No/100 Dollars ($15,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

REVOLVING CREDIT ADVANCES. This is a revolving credit note. Subject to any limitations in the Loan Agreement, as hereafter defined, Borrower may borrow, repay and reborrow, and Bank may advance and readvance under this Note respectively from time to time (each an “Advance” and together the “Advances”), so long as the total indebtedness and all other Indebtedness to Bank under the Loan Agreement (as hereafter defined) outstanding at any one time does not exceed the principal amount stated on the face of this Note. Bank’s obligation to advance or readvance under this Note shall terminate if a Default exists under the Loan Agreement.

INTEREST RATE DEFINITIONS.

Bank’s Prime Rate. “Bank’s Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

LIBOR-Based Rate. “LIBOR-Based Rate” means each of 1-month LIBOR plus the Applicable Margin, 2-month LIBOR plus the Applicable Margin, 3-month LIBOR plus the Applicable Margin and 6-month LIBOR plus the Applicable Margin.

Applicable Margin. Applicable Margin shall mean the Applicable Margin for LIBOR Loans and LOCs, as defined in the Loan Agreement, in effect on the date an Interest Rate is determined.

LIBOR. “LIBOR” means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to the number of months specified above, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins (or if not so reported), then as determined by Bank from another recognized source or interbank quotation.

Interest Period. “Interest Period” means, in respect of each LIBOR-Based Rate Advance, each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest in respect of such Advance is due the number of months thereafter corresponding to the number of months in the applicable LIBOR election; provided (i) the first Interest Period shall commence on the date of such Advance and end on the first day thereafter that interest in respect of such Advance is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month and (iii) any Interest Period that would otherwise extend past the maturity date of this Note shall end on the maturity date of this Note.

INTEREST RATE SELECTION AND ADJUSTMENT.

Interest Rate Options. Interest shall accrue on the unpaid principal balance of each Advance from the date of such Advance at a rate per annum equal to the LIBOR-Based Rate, as selected by Borrower in accordance herewith (each, an “Interest Rate”). The Interest Rate for each Interest Period shall accrue each day during such Interest Period, commencing on and including the first day to but excluding the last day. There shall be no more than one Interest Rate for an Advance in effect at any time and no more than three Interest Periods in effect at any time. Each Advance shall be $500,000 or a multiple thereof.

Indemnification. Borrower shall indemnify Bank against Bank’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due on a loan or Advance bearing interest at the LIBOR-Based Rate, (b) any payment, prepayment or conversion of any loan or Advance bearing interest at the LIBOR-Based Rate on a date other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion after giving notice thereof (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

Default Rate. In addition to all other rights contained in this Note, if an Event of Default occurs, and as long as an Event of Default continues, (a) Borrower shall no longer have the option to request a LIBOR-Based Rate and (b) all outstanding Obligations shall bear interest at Bank’s Prime Rate plus 2% per annum except that each outstanding LIBOR-Based Rate Advance shall continue to bear interest at the Interest Rate applicable to such Advance plus 2% percent per annum until expiration of the Interest Period and thereafter at the Bank’s Prime Rate plus 2% per annum (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

Notice and Manner of Borrowing and Rate Conversion. Borrower shall give Bank irrevocable telephonic notice of each proposed Advance or rate conversion not later than 11:00 a.m. Eastern time at least 2 business days before each proposed Advance at or rate conversion. Each such notice shall specify (i) the date of such Advance or rate conversion, which shall be a business day and, in the case of a conversion from a the LIBOR-Based Rate Advance, shall be the last day of an Interest Period, (ii) the amount of each Advance or the amount to be converted, and (iii) the Interest Period applicable thereto, which period must correspond to one of the Interest Rate options. Notices received after 11:00 a.m. Eastern time shall be deemed received on the next business day.

INTEREST COMPUTATION. (Actual/360). Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

REPAYMENT TERMS. Interest which has accrued under this Note shall be due and payable on the last day of the Interest Period applicable to such Advance; provided, however, that if a 6-month Interest Period is in effect for an Advance, accrued interest shall also be payable on the date in the third month following commencement of the Interest Period that corresponds to the day of the month on which the Interest Period commenced (or the last day of such third month if there is no corresponding day). In any event, this Note shall be due and payable in full, including all principal and accrued interest, on the Termination Date, as defined in the Loan Agreement, which shall be the maturity date of this Note.

RESCISSION OF PAYMENTS. If any payment received by Bank under this Note or the other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all Persons liable under this Note or the other Loan Documents as though such payment had not been made.

LOAN AGREEMENT; LOAN DOCUMENTS; OBLIGATIONS. This Note is subject to the terms and conditions of that certain Revolving Credit and Security Agreement by and among Bank, Wachovia Bank, National Association and Borrower dated as of the date hereof, as the same may be modified and amended from time to time (the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have such meaning as assigned to them in the Loan Agreement. The term “Obligations” used in this Note refers to any and all indebtedness and other obligations under this Note, all other Indebtedness, as defined in the Loan Agreement, to Bank and all obligations under any swap agreements as defined in 11 U.S.C. § 101 between Bank or any of its affiliates and Borrower whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days. The Borrower acknowledges that the late charge imposed herein represents a reasonable estimate of the expenses of Bank incurred because of such lateness.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

BORROWER’S ACCOUNTS. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s existing or future deposit accounts with Bank and any of its affiliates to secure the Obligations.

EVENTS OF DEFAULT. “Event of Default” shall mean an Event of Default as defined in the Loan Agreement.

REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence of an Event of Default, Bank may at any time thereafter, take the following actions: Bank Lien and Set-Off. Exercise its right of set-off or to foreclose its security interest or lien against any deposit account of any nature or maturity of Borrower with Bank without notice. Acceleration Upon Default. Accelerate the maturity of this Note and all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank, which shall be governed by the default and termination provisions of said swap agreements; and all of the accelerated Obligations shall be immediately due and payable; provided, however, if the Event of Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any other Person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or any Person liable under this Note or other Loan Documents, all without notice to or consent of any Borrower or any Person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any Person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS. Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the State of Florida without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of the Loan Documents, the terms of this Note shall control. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Plural; Captions. All references in the Loan Documents to Borrower, Guarantor, Person, document or other nouns of reference mean both the singular and plural form, as the case may be. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. Entirety. This Note and the other Loan Documents delivered in connection herewith and therewith embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter hereof and thereof. Advances. Bank in its sole discretion may make other advances and readvances under this Note pursuant hereto. Posting of Payments. All payments received during normal banking hours after 2:00 p.m Eastern time shall be deemed received at the opening of the next banking day. Unless otherwise permitted by Bank, any repayments of this Note, other than immediately available U.S. currency, will not be credited to the outstanding loan balance until Bank receives collected funds. Joint and Several Obligations. Each Borrower is jointly and severally obligated under this Note. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time, together with any interest and/or penalties relating thereto. Business Purpose. Borrower represents that the loan evidenced hereby is being obtained for business purposes.

WAIVER OF JURY TRIAL. Any litigation arising hereunder or related hereto shall be subject to the provisions set forth in the Loan Agreement agreeing to Waiver of Jury Trial.

RENEWAL. This Note renews and modifies the promissory note from the Borrower to the Bank dated                      and evidences amounts owed thereunder. Nothing herein shall be deemed to be a novation of such existing obligations.

AGENT. The rights of Bank under this Note may also be exercised by the Agent, as that term is defined in the Loan Agreement.

IN WITNESS WHEREOF, Borrower, as of the day and year first above written, has caused this Note to be executed under seal.

SRI/SURGICAL EXPRESS, INC. Taxpayer Identification Number:
CORPORATE SEAL
By
Its

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